Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Carrier Access Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333- 71209, 333-44904, and 333-65374) on Form S-8 of Carrier Access Corporation of our report dated January 20, 2003, relating to the consolidated balance sheets of Carrier Access Corporation and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2002,  which report appears in the Annual Report on Form 10-K for the year ended December 31, 2002 of Carrier Access Corporation.

KPMG LLP

Boulder, Colorado
March 28, 2003